Exhibit 99.1
SPANISH BROADCASTING SYSTEM, INC. REPORTS
RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2010
COCONUT GROVE, FLORIDA, March 31, 2011 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) today reported financial results for the fourth quarter and fiscal year ended December 31, 2010.
Financial Highlights

	Quarter Ended			Fiscal Year Ended
	December 31,		%	December 31,		%
(in thousands)	2010	2009	Change	2010	2009	Change

Net revenue:
Radio	$30,162	31,679	(5%)	$119,533	123,602	(3%)
Television	4,724	4,282	10%	16,589	15,787	5%

Consolidated	$34,886	35,961	(3%)	$136,122	139,389	(2%)

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure:
Radio	$13,942	13,808	1%	$55,461	54,401	2%
Television	(2,047)	(825)	(148%)	(8,287)	(6,420)	(29%)
Corporate	(2,372)	(2,141)	(11%)	(8,178)	(9,686)	16%

Consolidated	$9,523	10,842	(12%)	$38,996	38,295	2%

As of
Dec. 31, 2010
Cash and cash equivalents	$55,140
Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Discussion and Results
Raul Alarcón, Jr., Chairman and CEO, commented, “We experienced volatile advertising conditions in many of our markets during 2010, even as we continued to drive strong audience shares across our multi-media platform. We are encouraged with the revenue growth at our television segment during the fourth quarter and we are seeing some improvement in the advertising climate in select markets year-to-date. We have continued to focus on strategically investing in our content and distribution, while carefully managing our costs. As a result, we were able to drive considerable improvement in our operating income for the full year. In 2011, we remain committed to building on our strong Hispanic media brands, growing our multi-media footprint and improving our operating results.”

Spanish Broadcasting System, Inc.
Quarter Results
For the quarter ended December 31, 2010, consolidated net revenue totaled $34.9 million compared to $36.0 million for the same prior year period, resulting in a decrease of $1.1 million or 3%. This consolidated decrease was attributable to the decrease in our radio segment net revenue of $1.5 million or 5%. Our radio segment net revenue decreased due to national sales and special events revenue. The decrease in national sales occurred in all of our markets, with the exceptions of our Puerto Rico and San Francisco markets. The decrease in special events revenue occurred in our Los Angeles, Puerto Rico and Miami markets. Our television segment net revenue increased $0.4 million or 10%, primarily due to an increase in national sales, paid programming and integrated sales.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure, totaled $9.5 million compared to $10.8 million for the same prior year period, representing a decrease of $1.3 million or 12%. This decrease was primarily attributed to the decrease in net revenue. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $7.0 million compared to an operating loss of $1.7 million for the same prior year period. The increase in operating income was primarily due to the decrease in the impairment charges and restructuring costs of $10.0 million.
Fiscal Year Ended Results
For the fiscal year ended December 31, 2010, consolidated net revenue totaled $136.1 million compared to $139.4 million for the same prior year period, resulting in a decrease of $3.3 million or 2%. This consolidated decrease was attributable to our radio segment. The decrease in our radio segment net revenue of $4.1 million or 3% was primarily in national sales, offset by an increase in special events. The decrease in national sales occurred in all of our markets, with the exceptions of our San Francisco and Puerto Rico markets. The increase in special events occurred in our Puerto Rico market. Our television segment net revenue increased $0.8 million or 5%, primarily due to an increase in local spot sales and integrated sales, offset by a decrease in paid programming.
Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs, a non-GAAP measure, totaled $39.0 million compared to $38.3 million for the same prior year period, representing an increase of $0.7 million or 2%. This increase was primarily attributed to the decrease in operating expenses. Please refer to the Non-GAAP Financial Measures and Unaudited Segment Data sections for definitions and a reconciliation of GAAP to non-GAAP financial measures.
Operating income totaled $29.9 million compared to $10.4 million for the same prior year period, representing an increase of $19.5 million or 188%. The increase in operating income was mainly due to the decrease in impairment charges and restructuring costs. Also contributing to the increase in operating income was a decrease in our operating expenses, offset by a decrease in our net revenue.

Spanish Broadcasting System, Inc.
About Spanish Broadcasting System, Inc.
Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and/or operates 21 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, which are leading radio stations airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates Mega TV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events in the major U.S. markets and Puerto Rico. In addition, the Company operates www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.
This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results.
(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Chris Plunkett
Chief Financial Officer, Chief Administrative Officer,	Brainerd Communicators, Inc.
Senior Executive Vice President and Secretary	(212) 986-6667
(305) 441-6901

Spanish Broadcasting System, Inc.
Below are the Unaudited Condensed Consolidated Statements of Operations for the quarter- and fiscal year ended December 31, 2010 and 2009.

	Quarter Ended		Year Ended
	December 31,		December 31,
Amounts in thousands, except per share amounts	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenue	$34,886	35,961	$136,122	139,389
Station operating expenses	22,991	22,978	88,948	91,408
Corporate expenses	2,372	2,141	8,178	9,686
Depreciation and amortization	1,416	1,525	5,810	6,262
Loss (gain) on the disposal of assets, net	179	15	210	(14)
Impairment charges and restructuring costs	927	10,955	3,024	21,641

Operating income (loss)	7,001	(1,653)	29,952	10,406
Interest expense, net	(2,054)	(7,028)	(13,797)	(26,869)
Changes in fair value of derivative instrument	—	2,342	5,863	5,790
Other income, net	—	(415)	—	(414)

Income (loss) before income taxes	4,947	(6,754)	22,018	(11,087)
Income tax expense	1,586	1,080	6,976	2,691

Net income (loss)	3,361	(7,834)	15,042	(13,778)

Dividends on Series B preferred stock	(2,481)	(2,481)	(9,927)	(9,927)

Net income (loss) applicable to common stockholders	$880	(10,315)	$5,115	(23,705)

Net income (loss) per common share:
Basic and Diluted	$0.01	(0.14)	$0.07	(0.33)

Weighted average common shares outstanding:
Basic	72,643	72,545	72,614	72,517

Diluted	72,796	72,545	72,816	72,517

Spanish Broadcasting System, Inc.
Non-GAAP Financial Measures
Included below are tables that reconcile the quarter- and year ended reported results in accordance with Generally Accepted Accounting Principles (GAAP) to Non-GAAP results. The tables reconcile Operating Income to Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs.
UNAUDITED GAAP REPORTED RESULTS RECONCILED TO NON- GAAP RESULTS

	Quarter Ended
	December 31,		%
(Amounts in thousands)	2010	2009	Change

Operating Income (Loss)	$7,001	(1,653)
add back: Impairment charges and restructuring costs	927	10,955
add back: Loss (gain) on the disposal of assets, net	179	15
add back: Depreciation and amortization	1,416	1,525

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$9,523	10,842	(12%)

	Fiscal Year Ended
	December 31,		%
(Amounts in thousands)	2010	2009	Change

Operating Income	$29,952	10,406
add back: Impairment charges and restructuring costs	3,024	21,641
add back: Loss (gain) on the disposal of assets, net	210	(14)
add back: Depreciation and amortization	5,810	6,262

Operating Income before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs	$38,996	38,295	2%

Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs are not measures of performance or liquidity determined in accordance with GAAP in the United States. However, we believe that these measures are useful in evaluating our performance because they reflect a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. These measures are widely used in the broadcast industry to evaluate a company’s operating performance and are used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, these measures should not be considered in isolation or as substitutes for Operating Income, Net Income (Loss), Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because Operating Income (Loss) before Depreciation and Amortization, Loss (Gain) on the Disposal of Assets, net, and Impairment Charges and Restructuring costs, is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Spanish Broadcasting System, Inc.
Unaudited Segment Data
We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments (in thousands):

	Quarter Ended		Fiscal Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Net revenue:
Radio	$30,162	31,679	$119,533	123,602
Television	4,724	4,282	16,589	15,787

Consolidated	$34,886	35,961	$136,122	139,389

Engineering and programming expenses:
Radio	$5,522	6,462	$22,791	27,435
Television	4,605	3,087	17,170	13,944

Consolidated	$10,127	9,549	$39,961	41,379

Selling, general and administrative expenses:
Radio	$10,698	11,409	$41,281	41,766
Television	2,166	2,020	7,706	8,263

Consolidated	$12,864	13,429	$48,987	50,029

Operating income before depreciation and amortization, loss (gain) on the disposal of assets, net, and impairment charges and restructuring costs:
Radio	$13,942	13,808	$55,461	54,401
Television	(2,047)	(825)	(8,287)	(6,420)
Corporate	(2,372)	(2,141)	(8,178)	(9,686)

Consolidated	$9,523	10,842	$38,996	38,295

Depreciation and amortization:
Radio	$638	737	$2,646	3,111
Television	553	556	2,248	2,202
Corporate	225	232	916	949

Consolidated	$1,416	1,525	$5,810	6,262

Loss (gain) loss on the disposal of assets, net:
Radio	$179	19	$202	(7)
Television	—	(4)	8	15
Corporate	—	—	—	(22)

Consolidated	$179	15	$210	(14)

Impairment charges and restructuring costs:
Radio	$—	3,574	$—	14,188
Television	—	7,381	43	7,405
Corporate	927	—	2,981	48

Consolidated	$927	10,955	$3,024	21,641

Operating income (loss):
Radio	$13,125	9,478	$52,613	37,109
Television	(2,600)	(8,758)	(10,586)	(16,042)
Corporate	(3,524)	(2,373)	(12,075)	(10,661)

Consolidated	$7,001	(1,653)	$29,952	10,406

Spanish Broadcasting System, Inc.
Selected Unaudited Balance Sheet Information and Other Data:

As of
(Amounts in thousands)	December 31, 2010

Cash and cash equivalents	$55,140

Total assets	$474,819

Senior secured credit facility term loan due 2012	$306,313
Other debt	6,596

Total debt	$312,909

Series B preferred stock	$92,349
Accrued dividends payable	14,478

Total	$106,827

Total stockholders’ deficit	$(48,510)

Total capitalization	$371,226

	For the Fiscal Year Ened December 31,
(Amounts in thousands)	2010	2009

Capital expenditures	$1,537	954

Cash paid for income taxes, net	$20	29